EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Fourth Quarter and Full Year 2009 Results

Fourth Quarter 2009 Summary:

•    Cash, net of current debt increased to $22.7 million from $16.4 million in the third quarter

•    Orders for fourth quarter 2009 were $50.9 million, up 9% compared to the prior year

•    Recorded one-time fixed asset impairment charge of $1.7 million associated with previously announced operational changes

•    The Board declared a cash dividend of $0.005 per share

ELMIRA, N.Y. — February 18, 2010 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced its fourth quarter and full year 2009 financial results.

Hardinge reported net sales of $56.6 million for the fourth quarter of 2009, a decrease of 26% compared to $76.2 million for the fourth quarter 2008. Full year net sales were $214.1 million, down 38% from 2008 net sales of $345.0 million. Fourth quarter orders of $50.9 million were up 9% compared with the prior year quarter, the first increase in total orders, on a comparative quarter basis, since the third quarter of 2008. Orders for the year were $175.0 million, down 49% compared to 2008.

For the fourth quarter of 2009, Hardinge reported a net loss of ($8.3) million, or ($0.73) per basic and diluted share, down from a net loss of ($25.7) million, or ($2.27) per basic and diluted share for the same period of 2008. The Company posted a net loss for the full year of ($33.3) million also down from a net loss in 2008 of ($34.3) million. Basic and diluted loss per share for 2009 was ($2.93) compared to basic and diluted loss per share of ($3.03) for 2008.

“We accomplished a great deal in 2009, despite extremely difficult economic conditions and the unprecedented precipitous fall in worldwide machine tool industry demand,” said Richard L. Simons, President and Chief Executive Officer.  “Decisive actions taken by the Company have resulted in increased cash flow generation, permanent cost reductions, more efficient management of inventory levels, simplified worldwide sourcing and supply chain operations, and balance sheet strength.  Our strategic changes have positioned Hardinge to benefit strongly as our industry participates in the global economic recovery.”

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“Additionally, we continue to have strong recognition of and loyalty to the Hardinge brands combined with geographical, product and customer diversification,” continued Mr. Simons.  “With the significant operational improvements, brand advantages, and our new strategic alliance with three premier U.S. distributors, we believe Hardinge is well positioned for growth.”

Cash provided by operations was $7.2 million in the fourth quarter, bringing the Company’s full year cash generated from operations to $32.7 million.  For the full year, inventories decreased by $49.6 million.  In 2009 Hardinge paid down debt by $23.2 million and added $6.2 million to its cash balances by year-end.

In addition to the above described balance sheet changes, at December 31, 2009, pension assets increased by $4.8 million, accrued pension liability decreased by $25.9 million and accumulated other comprehensive income (AOCI) increased by $29.4 million, compared to December 31, 2008. These changes were primarily related to favorable returns on plan assets as compared to the expected return of approximately $19.0 million along with the favorable impact of actuarial assumption and plan changes of approximately $9.4 million, as compared to December 31, 2008.

The following tables summarize orders and sales by geographical region for the quarter and year ended December 31, 2009 and 2008:

	Quarter Ended				Quarter Ended
	December 31,				December 31,
Orders from Customers in:	2009	2008	% Change	Sales from Customers in:	2009	2008	% Change
North America	$17,568	$18,131	(3)%	North America	$17,954	$23,895	(25)%
Europe	12,016	21,131	(43)%	Europe	20,657	35,021	(41)%
Asia & Other	21,344	7,285	193%	Asia & Other	18,020	17,312	4%
	$50,928	$46,547	9%		$56,631	$76,228	(26)%

	Year Ended				Year Ended
	December 31,				December 31,
Orders from Customers in:	2009	2008	% Change	Sales from Customers in:	2009	2008	% Change
North America	$52,547	$103,249	(49)%	North America	$64,327	$108,501	(41)%
Europe	50,254	156,320	(68)%	Europe	87,304	158,947	(45)%
Asia & Other	72,238	81,605	(11)%	Asia & Other	62,440	77,558	(19)%
	$175,039	$341,174	(49)%		$214,071	$345,006	(38)%

Fourth quarter total orders increased by $4.4 million, or 9%, to $50.9 million, compared to 2008.

Exclusive of cancellations of $0.5 million and $8.8 million in the fourth quarter of 2009 and 2008, respectively, orders decreased by $3.9 million or 7%. This decrease was driven by Europe, which was down approximately 50%, offset by strong demand in the Asia and Other market where orders were nearly three times the 2008 volume.   Sales for the quarter declined $19.6 million, or 26%, compared to fourth quarter 2008. Fourth quarter orders and sales in North America were positively impacted by special discounting to liquidate inventory. On a full year basis, orders and sales decreased by $166.1 million, or 49%, and $130.9 million or 38%, respectively, compared to 2008.

Gross profit for the quarter was $10.1 million and $40.8 million for the full year, decreases of 46% and 56%, respectively, compared to 2008.  Gross profit in the fourth quarter was negatively impacted by the $19.6 million reduction in sales compared to the same period in 2008, and the

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continuation of heavy discounting by many manufacturers and distributors attempting to reduce inventories.  Gross profit for the year was negatively impacted by the $130.9 million reduction in sales compared to the prior year.  Gross profit for the year also reflected an inventory write down of $5.0 million resulting from discontinued production of non-critical manufacturing parts and certain machines in our Elmira, NY facility, as well as $1.5 million in charges related to lower of cost or market write-downs on machines reflecting the current competitive market conditions. Gross profit percentage for the quarter and full year was 17.7% and 19.1% of net sales, respectively, compared to 24.6% and 26.7% for the same periods in 2008.

Selling, general and administrative (SG&A) expenses for the quarter decreased $7.0 million to $14.8 million down 32% compared to the prior year.   The fourth quarter decline in SG&A, compared to 2008, was primarily driven by the strategic actions taken by the Company to manage operating expenses in response to current order and sales activity. Fourth quarter 2008 included charges of $1.1 million related to restructuring activities which were also driven by the reduced global demand for machine tools. Foreign currency translation had a favorable impact of approximately $0.7 million during the fourth quarter compared to the same period in 2008.

SG&A for the year decreased $29.2 million to $68.6 million, down 30% compared to the prior year.  SG&A for 2009 and 2008 included one-time charges for restructuring activities driven by the reduced global demand for machine tools of $3.9 million and $3.1 million, respectively. Exclusive of one-time charges, SG&A for the year decreased by $30.0 million compared to 2008. This decrease was primarily driven by a $25.1 million reduction due to the strategic actions taken by the Company to manage operating expenses as a result of the current order and sales activity levels as well as a $2.3 million reduction in commissions. Foreign currency translation had a favorable impact of approximately $2.6 million during the year compared to the same period in 2008.

The Company recorded a one-time impairment charge of $1.7 million associated with certain machinery and equipment formerly utilized in the manufacture of non-critical parts in its Elmira, NY facility.

The tax provision for the quarter is higher than the expected statutory tax rate due to valuation allowances being recorded for several jurisdictions in a loss position, the impact of planned dividends in 2010 from foreign subsidiaries, as well as the adjustments for the final earnings mix by jurisdictions in which the Company operates and the adjustment for the final true up of prior year provisions.

“While we expect some sequential stabilization in demand, worldwide demand for machine tools in 2010 is likely to remain depressed when measured against the strong period of machine tool demand from 2006 through mid-2008.  Demand for machine tools typically lags overall economic recoveries, and our expectation is that 2010 will follow that normal path. Our internal projections indicate a relatively flat market in the US for most of the year, with some improvement possible near the end of 2010.  We expect European demand to be flat to down as their economies struggle to recover, and year-on-year growth in Asia, at roughly 30% of our total sales, which is driven by activity in China,” Mr. Simons said.

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“Our fourth quarter sales and order rates were impacted by very aggressive pricing as we converted finished goods inventory into cash.  The estimated amount of orders and sales under this program was approximately $10.0 million and is not expected to recur in the first quarter of 2010 as we start the year out slowly.  First quarter sales in the US are expected to be negatively impacted reflecting the transition from our previous distributors and direct sales to the new distribution arrangement with the very strong trio of Gosiger, Inc., Hartwig, Inc. and Morris Group, Inc. that we announced in December 2009. The Asian market is heating up to the point where the possibility exists that component supply shortages, especially in CNC controls, could affect our shipments in the first quarter.  Given all of these factors, we expect first quarter sales to be in the range of $42.0 million to $45.0 million.”

“The impact of our cost savings initiatives from 2008 and 2009 will be fully reflected in our 2010 SG&A, with an anticipated run rate of between $13.0 million and $14.0 million per quarter, excluding legal and other costs incurred to evaluate the unsolicited acquisition proposal.  Our SG&A run rate reflects a reduction of approximately $20.0 million compared with the early 2008 level, along with the removal of $10.0 million in fixed manufacturing costs over the same period. Despite making considerable progress we anticipate a negative bottom line in 2010 reflecting this difficult market. We also anticipate positive cash flow from operations for the year as well as a return to order and sales growth starting late in the year based upon economists projections, and returning to positive earnings in 2011.”

New Capital Investment

The Company also announced today that it has committed to a CHF 9.0 million ($8.7 million) capital investment in its Swiss subsidiary, Kellenberger.  This investment includes a new manufacturing facility and upgrades to its parts manufacturing capabilities.  This investment will increase manufacturing capacity and efficiency.  The Company anticipates this project to be completed in late 2011.

New Distributor Alliance

In December 2009, the Company announced that it had entered into a strategic alliance with three premier U.S. distributors; Gosiger, Inc., Hartwig, Inc., and Morris Group, Inc., which provided them exclusive sales and support responsibilities for Hardinge machine products in virtually all of the United States. Each distributor brings at least 50 years of history and a team of well trained sales, service and applications people to assist in future sales and to provide service support on existing Hardinge equipment in the field. Combined they have a workforce of over 700 employees and their combined sales in 2008 were in excess of $600 million.

Unsolicited Takeover Proposal

On February 4, 2010 the Company received an unsolicited proposal from Industrias Romi S.A. of Brazil to acquire all outstanding stock for $8.00 per share. Our Board of Directors, in consultation with financial and legal advisers, unanimously rejected the proposal as grossly inadequate, opportunistic, and not in the best interests of Hardinge and its shareholders. The Company issued a separate press release on this matter today.

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Dividend Declared

The Company announced that its Board of Directors has declared a cash dividend of $0.005 per share on the Company’s common stock.  The dividend is payable on March 10, 2010 to stockholders of record as of March 1, 2010.

Conference Call

The Company will host a conference call at 11:00 AM Eastern Time today to discuss fourth quarter 2009 results.  The call can be accessed live at 1-866-790-1863, or via the internet at http://www.videonewswire.com/event.asp?id=65670.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.

A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564 or 904-596-3174 if outside the U.S. & Canada, and entering the reference number: 2434941.  This telephone recording will be available through March 31, 2010.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 68% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China. Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(In Thousands Except Share and Per Share Data)
Assets
Cash and cash equivalents	$24,632	$18,430
Accounts receivable, net	39,936	60,110
Notes receivable, net	2,364	994
Inventories, net	97,266	144,957
Deferred income taxes	732	398
Prepaid expenses	9,375	10,964
Total current assets	174,305	235,853

Property, plant and equipment	144,635	183,387
Less accumulated depreciation	89,924	123,790
Net property, plant and equipment	54,711	59,597

Notes receivable, net	157	923
Deferred income taxes	446	1,406
Intangible assets	10,527	10,725
Pension assets	5,240	437
Other long-term assets	26	884
Total non-current assets	16,396	14,375

Total assets	$245,412	$309,825

Liabilities and shareholders’ equity

Accounts payable	$16,285	$20,059
Notes payable to bank	1,364	-
Accrued expenses	22,177	33,255
Accrued income taxes	1,535	2,911
Deferred income taxes	2,832	3,466
Current portion of long-term debt	563	24,549
Total current liabilities	44,756	84,240

Long-term debt	3,095	3,572
Accrued pension liability	18,986	44,962
Accrued postretirement benefits	2,472	2,528
Accrued income taxes	2,377	2,153
Deferred income taxes	4,732	-
Other liabilities	4,472	4,243
Total other liabilities	36,134	57,458

Common Stock - $0.01 par value	125	125
Additional paid-in capital	114,387	114,841
Retained earnings	59,103	92,700
Treasury shares – 939,240 shares at December 31, 2009
and 1,003,828 shares at December 31, 2008	(11,978)	(13,037)
Accumulated other comprehensive income (loss)	2,885	(26,502)
Total shareholders’ equity	164,522	168,127

Total liabilities and shareholders’ equity	$245,412	$309,825

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$56,631	$76,228	$214,071	$345,006
Cost of sales	46,581	57,479	173,275	252,741
Gross profit	10,050	18,749	40,796	92,265

Selling, general and administrative expenses	14,761	21,721	68,556	97,796
Loss (gain) on sale of assets	135	(31)	240	(54)
Impairment charge	1,650	21,631	1,650	24,351
(Loss) from operations	(6,496)	(24,572)	(29,650)	(29,828)

Interest expense	221	416	1,926	1,714
Interest (income)	(19)	(32)	(114)	(285)
(Loss) before income taxes	(6,698)	(24,956)	(31,462)	(31,257)

Income taxes	1,586	729	1,847	3,048
Net (loss)	$(8,284)	$(25,685)	$(33,309)	$(34,305)

Per share data:

Basic (loss) per share:	$(0.73)	$(2.27)	$(2.93)	$(3.03)
Weighted average number of common shares outstanding (in thousands)	11,373	11,307	11,372	11,309

Diluted (loss) per share:	$(0.73)	$(2.27)	$(2.93)	$(3.03)
Weighted average number of common shares outstanding (in thousands)	11,373	11,307	11,372	11,309

Cash dividends declared per share	$0.005	$0.01	$0.025	$0.16

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
	(In Thousands)

Operating activities
Net (loss)	$(33,309)	$(34,305)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash – inventory write down	8,127	7,560
Impairment charge	1,650	24,351
Depreciation and amortization	8,504	9,439
Debt issuance amortization	1,341	421
Provision for deferred income taxes	347	1,278
Loss (gain) on sale of asset	240	(54)
Unrealized intercompany foreign currency transaction (gain) loss	(140)	1,673
Changes in operating assets and liabilities:
Accounts receivable	21,009	8,503
Notes receivable	(580)	1,512
Inventories	41,474	2,909
Prepaids/other assets	1,317	(3,437)
Accounts payable	(3,574)	(6,036)
Accrued expenses	(12,744)	(3,162)
Accrued postretirement benefits	(1,010)	80
Net cash provided by operating activities	32,652	10,732

Investing activities
Capital expenditures	(3,178)	(4,693)
Proceeds on sale of assets	125	106
Purchase of technical information	-	(175)
Net cash (used in) investing activities	(3,053)	(4,762)

Financing activities
Borrowings under short-term notes payable to bank	11,357	49,010
Repayments to short-term notes payable to bank	(10,038)	(51,810)
(Decrease) increase in long-term debt	(24,545)	3,129
Net (purchases) of treasury stock	-	(585)
Debt issuance fees paid	(739)	(993)
Dividends paid	(288)	(1,833)
Net cash (used in) financing activities	(24,253)	(3,082)

Effect of exchange rate changes on cash	856	(461)
Net increase in cash	6,202	2,427

Cash and cash equivalents at beginning of year	18,430	16,003

Cash and cash equivalents at end of year	$24,632	$18,430